Exhibit 99(b)

ScottishPower Agrees Sale of Australian Assets to Cheung Kong Infrastructure and Hongkong Electric Holdings

Highlights:

.  Sale of Australian electricity distribution and retail business, Powercor
   Australia, and a 19.9% interest in the Hazelwood Power StationPlant to Cheung
   Kong Infrastructure and Hongkong Electric Holdings for A$2.45 billion (pound sterling 0.95 billion)
.  Cash proceeds to be used to repay existing debt
.  Transaction expected to complete in September 2000

ScottishPower is pleased to announce the sale of its Australian assets, the Powercor Australia electricity distribution and retail business and a 19.9% partnership interest in the Hazelwood Power Station to Cheung Kong Infrastructure and Hongkong Electric Holdings for an aggregate consideration of approximately A$2.45 billion. The transaction is in line with ScottishPower's stated intention to focus on its core markets in the UK and North America. The disposal proceeds for Powercor of around A$2.3 billion compares to an acquisition price to PacifiCorp in 1995 of A$2.15 billion.

The disposal proceeds compare to a cost at acquisition to PacifiCorp in 1995 of A$2.2 billion.[Note - this is not a correct comparison. Powercor was acquired for A$2.15b and the Hazelwood interest for around A$220m. We do not want to precisely disclose the Hazelwood price before next week if possible]In November 1999, as part of the completion of its merger with PacifiCorp, ScottishPower acquired control of Powercor and the Hazelwood interest. In January 2000 ScottishPower indicated that it was reviewing options for its ownership of the Australian assets.

Powercor is one of five electricity distribution and retail businesses in the State of Victoria, covering more than half the State, supplying around 8,600 GWh of electricity to around 571,000 customer sites in the year to December 1999. During the same period Powercor generated a profit before taxation and exceptional items of A$84 million. Powercor and the interest in Hazelwood have been accounted for by ScottishPower as an asset held for resale and therefore the income of the Australian business is not reported in ScottishPower's consolidated profit and loss account. The net carrying amount after taxes included in ScottishPower's balance sheet for these investments at 31 March 2000 was pound sterling 407 million.

The Hazelwood Partnership operates a 1600 MW power station and adjoining mine in Victoria. The other partners are National Power (71.94%) and affiliates of the Commonwealth Bank of Australia (8.16%). The sale of the Hazelwood interest to Cheung Kong Infrastructure and Hongkong Electric Holdings is subject to the partners not exercising their pre-emptive rights over the interest.

During the year to December 1999 the entities being sold generated a consolidated profit before taxation and exceptional items equivalent to A$84 million.

Powercor and the interest in Hazelwood have been accounted by ScottishPower as an asset held for resale and therefore the income of the Australian businesses is not reported in ScottishPower's consolidated profit and loss account. The net carrying amount after taxes included in ScottishPower's balance sheet for these investments at 31 March 2000 was pound sterling 407 million.

Continued

Under the terms of the agreement reached with Cheung Kong Infrastructure and Hongkong Electric Holdings, ScottishPower will receive cash proceeds of A$1.22 billion (pound sterling 475 million). The terms of the agreement include the transfer or repayment of net debt of approximately A$1.23 billion. It is intended that the proceeds generated by the sale of Powercor will be used by ScottishPower to repay existing debt. The sale is expected to complete in September 2000.

Commenting on the transaction, Sir Ian Robinson, ScottishPower's Chief Executive, said:

"ScottishPower's clear strategic focus is to develop our UK and US businesses. We are pleased to have achieved a price for these Australian assets in line with our expectations prior to our merger with PacifiCorp."

3 August 2000

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